Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and of our report dated February 14, 2014 (except for the last paragraph of Note 2, as to which the date is February 21, 2014), relating to the consolidated financial statements of Coupons.com Incorporated included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-193692) and related Prospectus of Coupons.com Incorporated for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

March 4, 2014